Exhibit 99.1

GERALD L. HASSELL NAMED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF BNY MELLON

Robert P. Kelly Steps Down As Chairman and CEO

New York – August 31, 2011 – BNY Mellon, the global leader in investment management and investment services, today announced that Gerald L. Hassell, BNY Mellon’s president and a board member since 1998, has been appointed chairman and chief executive officer of the company, effective immediately. Hassell also continues as BNY Mellon’s president. Robert P. Kelly has stepped down as chairman, chief executive officer and director by mutual agreement with the board of directors, due to differences in approach to managing the company.

“Gerald is ideally positioned to guide BNY Mellon through the next phase of its growth and to bring it to its full potential,” said Wesley W. von Schack, lead director of BNY Mellon. “Over the course of his more than three-decade tenure with BNY Mellon and its predecessor company, The Bank of New York, Gerald has led nearly every major division of the company, has been a key decision maker on every major business action, executive hire and promotion in the merged company, and has served on its board of directors. He brings a broad and deep knowledge of our operations, our clients, our industry and our culture to his new roles. As the executive currently overseeing our investment services business and our global client management function, and given his extensive and long-standing relationships with investment management clients, Gerald is exceptionally well-suited to ensure BNY Mellon maintains and strengthens its role as a global market leader,” von Schack continued.

“I am pleased to accept these new roles and am excited about the strong growth prospects for our company,” said Hassell. “When we help clients succeed we drive value for our shareholders. I look forward to working with our outstanding management team and employees to capitalize on BNY Mellon’s extensive opportunities.”

“We are grateful to Bob Kelly for his leadership and the contributions he made to the company during his tenure as CEO,” said von Schack. “He played a key role in the integration of The Bank of New York and Mellon Financial following the merger and helped navigate the company through the financial crisis, securing its position as the world’s leading provider of investment management and investment services. Bob Kelly is a person of the highest integrity and we wish him the best in his future pursuits.”

“It has been an honor to serve BNY Mellon, its management team and its employees during the past four years,” said Kelly. “We have navigated tremendously difficult markets and built one of the world’s premier financial institutions. I am confident that under Gerald’s leadership of the firm’s strong management team, BNY Mellon will continue to flourish going forward.”

Background on Gerald L. Hassell

Since joining The Bank of New York’s management development program more than three decades ago, Gerald Hassell has had direct management responsibility for the company’s broad range of investment services businesses, including asset servicing and issuer, broker-dealer, treasury and clearing services. He also oversees client management across the company’s global businesses, as well as operations and technology. He was named to The Bank of New York’s executive committee in 1994, and named president and elected to its Board of Directors in 1998.

Mr. Hassell holds an MBA in finance from the New York University Stern School of Business and a BA in economics from Duke University.

Mr. Hassell is also on the Board of Directors of Comcast Corporation. Until recently he chaired the Board of Visitors of The Fuqua School of Business at Duke University and now serves on the Board of Trustees of Duke University. In addition he is on the Board of Visitors of Columbia University Medical Center and the boards of the New York Philharmonic, the Economic Club of New York and the National September 11 Memorial & Museum. He is also a member of The Financial Services Roundtable and Financial Services Forum and is Vice Chairman of Big Brothers Big Sisters of New York.

About BNY Mellon

BNY Mellon is a global financial services company focused on helping clients manage and service their financial assets, operating in 36 countries and serving more than 100 markets. BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, offering superior investment management and investment services through a worldwide client-focused team. It has $26.3 trillion in assets under custody and administration and $1.3 trillion in assets under management, services $11.8 trillion in outstanding debt and processes global payments averaging $1.7 trillion per day. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation. Additional information is available at www.bnymellon.com.

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